World Funds Trust 485BPOS

Exhibit 99.(j)(5)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 27, 2024, relating to the financial statements and financial highlights of Clifford Capital Partners Fund, a series of World Funds Trust, which are included in Form N-CSR for the year ended September 30, 2024, and to the references to our firm under the headings “Financial Highlights” and “Fund Service Providers” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Cleveland, Ohio
January 27, 2025